EXHIBIT 10.1

Michael W. Lamach Chairman and Chief Executive Officer	Ingersoll-Rand plc 170/175 Lakeview Drive Airside Business Park Swords, Co. Dublin, Ireland	U.S . Mailing Address 800-E Beaty Street P.O. Box 940 Davidson, NC 28036

December 5, 2019

Mr. Chris Kuehn

Dear Chris:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer reporting directly to me. This position will be located in Davidson, North Carolina and becomes effective as of the close of the transaction to separate the Industrial Segment, anticipated to be March 2, 2020. I look forward to your acceptance of this offer and the contributions you will make in this role.

The following summarizes the impact of this new assignment on your compensation and benefits.

1.
Your new base salary, effective as of the close of the transaction, will be set at an annual rate of $680,000 (Six Hundred Eighty Thousand U.S. dollars) paid monthly. This represents an increase of $170,000, or 33.3% above your current base salary of $510,000. This increase is inclusive of your 2020 merit and you will next be eligible for merit in 2021.

2.
Your Annual Incentive Matrix (“AIM”) target opportunity will increase from 65% to 100% of your base salary. When you take into account your new base salary and your new AIM target, your annualized cash incentive target will increase from $331,500 to $680,000 or by $348,500 (105.1%). The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company. For the 2020 plan year, as long as the transaction closes prior to April 1st, your AIM target award will be calculated with an effective date of January 1, 2020. If the transaction closes after April 1st, your 2020 AIM award will be prorated based on the date of the transaction.

3.
Effective as of the close of the transaction, your annual Long-Term Incentive (“LTI”) target will increase from $650,000 to $1,800,000 or by $1,150,000 (176.9%). Your LTI target value will be awarded in two parts:

●
Stock Options and Restricted Stock  Units (“RSU”s): Your annual equity (stock option and RSU) target will increase from $325,000 to $900,000, or by $575,000. At this time, based on the projected transaction close date of March 2nd, it is anticipated that your updated equity target will be  used to determine your award  granted  in 2020 and will be

INGERSOLL-RAND PUBLIC LIMITED COMPANY
REGISTERED OFFICE: 170/175 LAKEVIEW DRIVE, SWORDS, DUBLIN IRELAND
REGISTERED IN IRELAND WITH LIMITED LIABILITY REGISTERED NUMBER: 469272
DIRECTORS: K.E. ARNOLD (U.S.A.), A.C. BERZIN (U.S.A.), J. BRUTON. J L. COHON (U.S.A.), G.D. FORSEE (U.S.A.),
L.P. HUDSON (U.S.A.), M.W. LAMACH (U.S.A.), M.P. LEE, K.B. PEETZ (U S.A.), J.P. SURMA (US.A.), R.J. SWIFT (US.A.), T.L WHITE (U.S.A.)

Mr. Chris Kuehn	December 5, 2019

made in an equal proportion of stock options and RSUs. The award value will be converted into stock options and RSUs based on the fair market value of Ingersoll Rand's ordinary shares on the date the Compensation Committee of the Board of Directors (“the Committee”) approves the awards. Stock option and RSU awards generally vest ratably, one-third each year, over three years from the date of grant. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential.

●
Performance Share Unit (“PSUs”): Your annual grant target under the Company's Performance Share Program (“PSP”) will increase from $325,000 to $900,000 or by $575,000. At this time, based on the projected transaction close date of March 2nd, it is anticipated that your updated equity target will be used to determine your award in 2020 and the target award value will be converted into PSUs based on the fair market value of Ingersoll Rand's ordinary shares on the date the Committee approves the award. PSUs are based on performance over a three-year period and settled in ordinary shares of the Company. At this time, the actual number of PSUs earned will be based on Ingersoll Rand’s Cash Flow Return on Invested Capital (“CROIC”) and Total Shareholder Return (“TSR”), both relative to the S&P 500 Industrials Index over the 2020 to 2022 performance period and can range from 0% to 200% of the target number of PSUs. PSP performance goals are subject to change for future performance periods at the discretion of the Committee.

Your minimum level of required share ownership will increase from 15,000 to 30,000 ordinary shares of the Company. You must achieve this increased ownership requirement within a five-year period from the Effective Date of this role.

When you consider each of the items above, your Total Annual Direct Compensation target has increased from $1,491,500 to $3,160,000 or by $1,668,500 (111.9%). Your revised compensation is summarized in the attached Compensation Adjustment Notice.

4.
You will be provided with a Change in Control Agreement (“CIC Agreement”), which provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. Your severance payment under a Change in Control (as defined in the CIC Agreement) would be equal to 2.5 times your base salary plus your AIM. The actual agreement will be sent to you shortly after you assume this new role.

5.	You will continue to be eligible to participate in the following programs:
a.	Executive Deferred Compensation Plan
b.	Executive Health Program
c.	Executive Long Term Disability (“LTD”) Plan
d.	Financial Counseling Program
e.	All employee benefit programs offered to Ingersoll Rand US based salaried employees in accordance with the terms and conditions of these programs

Mr. Chris Kuehn	December 5, 2019

Chris, we believe that you will make a significant contribution in this expanded role. To accept this offer, please sign the candidate acceptance below and return it to Lynn Castrataro, Vice President, Total Rewards. The Non-Competition Agreement that you signed on May 7, 2015 remains in effect. In addition, the Proprietary Agreement you executed online at an earlier date also remains in force. If you have any questions regarding the changes in your compensation or your benefits, please call Lynn at 704-990-3633.

Sincerely,

Michael W. Lamach
Chairman and Chief Executive Officer

cc:	Marcia Avedon Lynn Castrataro

CANDIDATE  ACCEPTANCE

I accept your offer of employment with Ingersoll Rand as Senior Vice President and Chief Financial Officer and agree to the conditions herein and in the offer letter.